Exhibit 10.20

STANCORP FINANCIAL GROUP, INC.

LONG-TERM INCENTIVE AWARD AGREEMENT

FOR MANAGEMENT COMMITTEE EXECUTIVES AND KEY EMPLOYEES

(            Performance Period)

Effective as of             , the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of StanCorp Financial Group, Inc., an Oregon corporation (the “Company”), has approved, and the Company hereby grants, a performance-based cash award to             (the “Employee”) on the terms and conditions of this Long-Term Incentive Award Agreement (this “Agreement”). By accepting this award, the Employee agrees to all of the terms and conditions of this Agreement. The Company and the Employee agree as follows:

1. Award. Subject to the terms and conditions of this Agreement, the Company shall pay to the Employee the dollar amount (“LTIP Payout”) determined under this Agreement based on (a) the Company’s performance during the two-year period from             to             (the “Performance Period”) as described in Section 2, and (b) Employee’s continued employment through the Performance Period as described in Section 3. Recipient’s “Target Amount” for purposes of this Agreement is $        .

2. Performance Conditions.

2.1 Subject to Section 3 and Section 4, the LTIP Payout to be paid to the Employee shall be determined by multiplying the Target Amount by the Payout Factor determined under the following formula:

Payout Factor = BVG Multiple * NIAT PF + ROE PF

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where the BVG Multiple is determined as defined below, and the “NIAT PF” and the “ROE PF” are determined under the following table based on the Company’s Cumulative NIAT and Average ROE, respectively (each as defined below), for the Performance Period.

	Cumulative NIAT	NIAT PF	Average ROE	ROE PF
	(dollars in millions)
		0%		0%
Minimum		25%		25%
Target		100%		100%
Maximum		200%		200%

If the Cumulative NIAT for the Performance Period is between Minimum and Target or between Target and Maximum, the NIAT PF shall be determined by interpolation (rounded to the nearest tenth of a percentage point). Likewise, if the Average ROE for the Performance Period is between Minimum and Target or between Target and Maximum, the ROE PF shall be determined by interpolation (rounded to the nearest tenth of a percentage point).

Notwithstanding the foregoing, in no event shall the Payout Factor be greater than 200%. Notwithstanding the foregoing, if the Cumulative NIAT is $        million or greater, in no event shall the Payout Factor be less than the greater of 25% or 25% multiplied by the BVG Multiple. If the Cumulative NIAT is less than $        million no payments will be made.

2.2 Cumulative NIAT. The “Cumulative NIAT” for the Performance Period shall be the sum of the Adjusted NIATs determined for each of the two years of the Performance Period. “Adjusted NIAT” for any year shall mean the Company’s consolidated net income for the year, as adjusted to exclude after-tax net capital gains (losses), after-tax severance, lease termination, transition and other restructuring costs, after-tax transaction costs of the acquisition of the Company by Meiji Yasuda Life Insurance Company (the “Merger”), after-tax expenses incurred as a result of the acceleration and cash-out of stock incentive awards in the Merger, and such other amounts as shall be approved by the Committee. In addition, the calculation of Adjusted NIAT for any year shall be on an “HGAAP Basis”, which shall mean that consolidated net income and total shareholders’ equity shall be further adjusted to use the values of the Company’s assets, liabilities, and equity as of immediately prior to the effective time of the Merger, thereby eliminating the impacts of the revaluation of the Company’s assets, liabilities, and equity required under generally accepted accounting principles as of the effective time of the Merger.

2.3 Average ROE. The “Average ROE” for the Performance Period shall be calculated by averaging the Adjusted ROEs determined for each of the two years of the Performance Period. “Adjusted ROE” for any year shall be calculated by dividing the Adjusted NIAT (as defined in Section 2.2) for the year by the Average Equity for the year. “Average Equity” for any year shall mean the average of the Adjusted Equity (as defined below) as of the last day of the year and Adjusted Equity as of the last day of the prior year. “Adjusted Equity” as of any date shall mean the Company’s total shareholders’ equity as of that date, as adjusted to (a) be calculated on the HGAAP Basis, (b) exclude the Company’s adjusted accumulated other comprehensive income (loss), (c) exclude any capital contributions received after the effective time of the Merger, and (d) assume that no dividends were paid in 2016 and that dividends paid in 2017 were equal to one-half of the Company’s prior year consolidated net income.

2.4 BVG Multiple. The “BVG Multiple” for the Performance Period shall be equal to the             Multiple multiplied by the             Multiple. The “Multiple” for any year shall be calculated by dividing the Ending BVG Equity for the year by the Beginning BVG Equity for the year. “Beginning BVG Equity” for any year shall mean the Company’s total shareholders’ equity as of the last day of the prior year, as adjusted to be calculated on the HGAAP Basis and to exclude the Company’s adjusted accumulated other comprehensive income (loss). “Ending BVG Equity” for any year shall mean the Company’s total shareholders’ equity as of the last day of that year, as adjusted to (a) be calculated on the HGAAP Basis, (b) exclude the Company’s adjusted accumulated other comprehensive income (loss), (c) exclude any capital contributions received during the year (but only after the effective time of the Merger for 2016), (d) assume for 2016 that no dividends were paid in 2016, and (e) assume for 2017 that dividends paid in the year were equal to one-half of the Company’s prior year consolidated net income.

2.5 Adjustment for Accounting Changes. If the Company implements a change in accounting principle during the Performance Period either as a result of the issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan on the date of this Agreement, then Cumulative NIAT, Average ROE and BVG Multiple shall all be calculated as if the change in accounting principle had not been in effect.

3. Employment Condition.

3.1 In order to receive the full LTIP Payout determined under Section 2, the Employee must not have a Termination of Employment (as defined below) prior to the last day of the Performance Period (the “Vesting Date”).

3.2 If the Employee has a Termination of Employment prior to the Vesting Date as a result of Total Disability (as defined below), death or Retirement (as defined below), the Employee or beneficiary shall be entitled to receive an award payout following the completion of the Performance Period as determined under this Agreement. The award payout following Total Disability, Death or Retirement of the Employee shall be determined using the following method: the payout the Employee would have received if the Employee had remained employed for the entire Performance Period will be calculated and then multiplied by a fraction, the numerator of which is the number of full months of the Performance Period completed prior to the Employee’s Termination of Employment and the denominator of which is 24.

3.3 If the Employee has a Termination of Employment prior to the Vesting Date, other than by reason of Total Disability, Death or Retirement, the Employee shall forfeit all rights to receive any LTIP Payout.

3.4 A “Termination of Employment” shall be deemed to occur on the date on which the Employee ceases to be employed on a continuous basis by the Company or a subsidiary of the Company for any reason or no reason, with or without cause. The Employee shall not be treated as having a Termination of Employment during the time the Employee is receiving disability benefits provided by the Company or a subsidiary of the Company, unless the Employee has received formal written notice of termination.

3.5 “Total Disability” means a physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Employee to be unable, in the opinion of the Company, to perform with reasonable continuity his or her material duties as an employee of the Company or any subsidiary. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

3.6 “Retirement” means termination of employment after: (i) completion of the first year of the Performance Period, and (ii) the Employee is over age 55, and (iii) the Employee has at least 5 years of service as an employee of the Company, and (iv) the Employee’s age plus years of service is at least 65. Age and years of service for this purpose will each be rounded down to the nearest whole year.

4. Certification and Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the last year of the Performance Period, the Company shall calculate the Payout Factor and the corresponding LTIP Payout payable to the Employee based on the Payout Factor, and shall submit these calculations to the Committee. Notwithstanding anything to the contrary in this Agreement, the Committee may, in its sole discretion, reduce the calculated LTIP Payout by up to 50% based on circumstances relating to the performance of the Company or the Employee. No later than the March 1st immediately following the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the LTIP Payout payable to the Employee. Subject to applicable tax withholding, the LTIP Payout so certified shall be paid to the Employee as soon as practicable following such certification; provided, however, that with respect to any portion of the LTIP Payout that the Employee has elected to defer pursuant to Section 5 below, applicable FICA tax shall be withheld from the non-deferred portion of the LTIP Payout and the full amount elected for deferral shall be paid in accordance with the provisions of Section 5.

5. Deferral of LTIP Payout.

5.1 Deferral Election; Retirement Waiver. At any time on or prior to             , the Employee may elect in writing, on a form supplied by the Company, to defer payment of 25% of the LTIP Payout under the terms of this Section 5. If the Employee is or will be eligible for Retirement before             , and the Employee has a Termination of Employment other than as a result of death or Total Disability before             , the Employee’s deferral election shall operate as a waiver of any right to an LTIP Payout.

5.2 Payout Timing. Subject to applicable income tax withholding, the deferred portion of the LTIP Payout, as adjusted in accordance with Section 5.3 (the “Deferred Payout”), shall be paid in a single lump sum on a date determined by the Company that is within 90 days after the Deferred Payout Date (as defined below). The “Deferred Payout Date” shall be the earlier of (a)             , or (b) the date of the Employee’s Separation from Service (as defined in Treasury Regulations §1.409A-1(h)).

5.3 Deferred Payout. The amount of the Deferred Payout shall be equal to the dollar amount of the deferred portion of the LTIP Payout multiplied by the Deferred BVG Multiple (as defined below). To calculate the “Deferred BVG Multiple”, the Multiple (as defined in Section 2.4) shall be calculated for each completed calendar year between the Vesting Date and the Deferred Payout Date, and those Multiples shall be multiplied by each other with the resulting product being the Deferred BVG Multiple.

6. No Right to Employment. Nothing in this Agreement shall (i) confer upon the Employee any right to be continued in the employment of the Employee’s employer or interfere in any way with the right of such employer to terminate the Employee’s employment at any time, for any reason or no reason, with or without cause, or to decrease the Employee’s compensation or benefits, or (ii) confer upon the Employee any right to the continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company or any subsidiary of the Company.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, without regard to the choice of law principles applied in the courts of such state.

7.2 Severability. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements between the Company and the Employee relating to the subject matter hereof.

7.4 Amendment. This Agreement may be amended or modified only by written consent of the Company and the Employee.

7.5 Assignment. The Employee may not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STANCORP FINANCIAL GROUP, INC.

By:
J. Greg Ness, Chairman, President & CEO

EMPLOYEE

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